Exhibit 10.7

Letter of Interim Assignment

May 28, 2025
Dear Hanseung Kang:

This letter confirms the terms and conditions of your interim assignment from Coupang, Inc. (the “Company”) to Coupang Corp. (“Affiliate”) (the “Assignment”).

PLACE AND ANTICIPATED DURATION OF ASSIGNMENT;
The Assignment will commence on June 1, 2025, and is expected to continue until you obtain work authorization to work in the United States unless earlier terminated by you or the Company. While the Company may cancel this Assignment in its sole discretion at any time without prior notice, this Assignment also may be extended upon mutual written consent between the Company and you. Section 3 of your Executive Employment Agreement with the Company will govern the termination of your Assignment.

You will initially work remotely in Seoul Korea. However, Affiliate may change your regular place of work from time to time according to its business needs, and it may require you to work temporarily at any location and to travel to domestic and foreign locations in connection with Affiliate’s business. It is currently expected that you will relocate to the United States by no later than August 15, 2025, unless the Company approves otherwise in writing, and you will exercise good faith and best efforts to get legal work status in the United States as soon as possible and that re-assignment to the United States will occur upon your obtaining a legal right to work in the United States. Failure to use best efforts to promptly and without delay obtain said right to work may result in termination of this assignment in the discretion of the Company.

DUTIES; COMPLIANCE WITH APPLICABLE LAWS AND POLICIES
During the Assignment, you will be in the position of Head of Business Development, North America. During your Assignment, you agree to comply with all applicable laws and policies of the Company and Affiliate, including, but not limited to, your ongoing obligations pursuant to your Executive Employment Agreement and Confidentiality, Non-Competition and Invention Assignment Agreement with the Company, as well as Affiliate’s workforce regulations and policies, where applicable, as they pertain to the Assignment and your employment generally.

You will work during Affiliate’s regular work hours, which presently are Monday through Friday, 9:30 through 18:30, including one unpaid hour for lunch to be taken in accordance with the Affiliate’s policy (currently scheduled between 12:00 to 13:00 and subject to change). Affiliate may request that you work on Saturdays, Sundays, or other days off, or beyond the prescribed working hours, if necessary Affiliate may also change its general work hours or your hours to any other schedule or format that it deems appropriate given its business needs and as permitted by law.

You will receive paid annual leave, public holidays, and one paid day off per week (currently Sunday; Saturday is an unpaid day off) in accordance with the minimum requirements of Korean law and any applicable policies of Affiliate. Holidays and other days off may be substituted with other days off if deemed necessary by Affiliate.

WORK AUTHORIZATION
The Assignment is expressly conditioned upon your obtaining the necessary work authorization and satisfying all legal requirements for entry, residence, and work in Korea, including the health requirements established by the Company and by the health organizations of the government of Korea as consistent with applicable law. Affiliate will pay the costs of processing any required visas and any other similar expenses associated with these processes for you to move and work in Korea as may be required.

COMPENSATION ISSUES
Your compensation terms will remain as reflected in your Executive Employment Agreement. While on assignment you will be paid directly by Affiliate on a monthly basis.
OTHER REQUIRED PAYMENTS

In some countries, applicable law requires employers to provide separation, severance, or termination payments. Some countries also require employers to provide remuneration, compensation, or benefits payments in addition to the compensation and benefits provided by the Company.

Any remuneration, compensation, severance, separation, or termination payments other than those provided by the express terms of this Letter of Assignment and your Executive Employment Agreement, that are required to be paid to you under Korean law, shall be offset against and shall reduce any remuneration, compensation, separation, severance, or termination of employment payments you may be eligible to receive under this Letter of Assignment, your Executive Employment Agreement, and the Company’s policies and procedures, if any. Moreover, any remuneration, compensation, severance, separation, or termination payments under this Letter of Assignment, your Employment Agreement, and the Company’s policies, if any, shall be considered payments towards and in satisfaction of any remuneration, compensation, severance, and separation or termination payments required to be paid to you under the laws of Korea.

For the avoidance of doubt, your Base Salary paid each month includes all compensation for all overtime, night-time and holiday work performed by you during your assignment to the Affiliate for an aggregate of 52 hours per month.

TAX OBLIGATIONS
You should be aware as a result of the Assignment, you may be subject to taxes in the U.S. and Korea.

The Company regards timely compliance with both home and host country income tax requirements as a personal obligation of an expatriate. As an expatriate, you are expected to handle your tax matters in such a manner so as not to jeopardize your personal status or that of the Company with home or host country tax authorities. You shall be considered personally liable for fines, penalties, and/or interest charges resulting from your failure to comply with applicable tax regulations, your committing of fraud relative to your tax obligations, and your failure to adhere to tax filing deadlines and/or related data requests from the Company, or a home or host country tax authority. In addition, such failure to comply with these processes can result in disciplinary action, up to and including termination.

You shall be responsible for filing annual income tax returns with the relevant tax authorities. The Company or Affiliate may make such deductions, withholdings, and other payments from all sums payable to you under this Letter of Assignment that are required by law.

ABSENCE OF CONFLICT
You represent and warrant that your provision of services to the Company or Affiliate as described herein shall not conflict with and will not be constrained by any prior employment or consulting or relationship.

GOVERNING LAWS
Notwithstanding anything to the contrary in your Executive Employment Agreement, this Letter of Assignment and the Assignment itself shall only be governed by and construed under the laws of the Republic of Korea.

EXECUTION OF LETTER
By signing this letter in the space provided below, you acknowledge that you have read and understand this Letter of Assignment, and you further acknowledge your acceptance of the terms set forth herein. If these terms are acceptable to you, please sign in the space provided below.

ENTIRE AGREEMENT
This Letter of Assignment represents the entire agreement between you and the Company regarding your Assignment. There are no other written or oral statements that cover this issue. The terms and conditions enumerated in this Letter may be modified only by a written document executed by you and the Company and Affiliate.

Very truly yours,

/s/ Joanne Thomas

Joanne Thomas, Head of Global Recruiting CoE

I have read, understand, and agree to the terms and conditions outlined above:

/s/ Hanseung Kang

Hanseung Kang	Date: 5/30/2025

/s/ Joanne Thomas
Coupang Corp. Joanne Thomas Head of Global Recruiting CoE	Date: 5/30/2025